Filed Pursuant to Rule 424(b)(2)
Registration No. 333-137122

HUSKER AG, LLC

Membership Units

Rights to Purchase up to 15,318 Membership Units

at $1,000 per Unit

Husker Ag, LLC is distributing to holders of our membership units non-transferable subscription rights to purchase our membership units. Each subscription right entitles you to purchase one membership unit at the purchase price of $1,000 per unit.

There is no established public trading market for the subscription rights or our membership units.

The subscription rights and underlying membership units are being offered directly by us without the services of an underwriter, broker, dealer, or selling agent. Officers and directors of the Company may participate in this offering by purchasing additional membership units in an amount proportional to their existing ownership interest consistent with the terms and conditions set forth in this prospectus. Each of our officers and directors currently intends to exercise all of the basic subscription rights granted to him under this rights offering.

The exercise of your subscription rights for our membership units involves risks. You should carefully consider the Risk Factors beginning on page 8 of this prospectus before exercising your subscription rights.

	Offering Price to Members	Proceeds to Company(1)
Per Membership Unit	$1,000	$1,000
Total	$15,318,000	$15,318,000(2)

(1)	Does not include expenses of the offering estimated at $101,639 to be paid from the proceeds.
(2)	Assumes all subscription rights will be exercised in the offering, which may not be the case.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES MAY NOT BE REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS, AND THEREFORE MAY NOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The date of this prospectus is October 25, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 covering the subscription rights and the membership units offered by us in connection with the distribution of subscription rights solely to our members. This prospectus does not contain all the information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and any amendments thereto can be read and reviewed at the SEC’s website located at http://www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Whenever we refer to “Husker Ag”, the “Company”, “we”, “our” or “us” in this prospectus, we mean Husker Ag, LLC, unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

Any statements in this prospectus, including the documents that we incorporate by reference herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to those set forth under the heading “Risk Factors.”

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our membership units, you should carefully consider the information in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus carefully, particularly the sections captioned “The Rights Offering” and “Risk Factors,” before you decide to exercise your subscription rights. We also encourage you to review our financial statements and the other information we provide in the reports and other documents incorporated by reference in this prospectus that we file with the Securities and Exchange Commission, as described in the section captioned “Where You Can Find More Information.”

The Reason for this Offering

The sole purpose of this rights offering is to help finance our plant expansion project. See “Use of Proceeds,” “Plant Expansion Project,” and “The Rights Offering – Reasons for the Rights Offering.” This plant expansion project, which was approved by our members at the 2006 Annual Meeting held on June 26, 2006, will add approximately 40 million gallons per year of ethanol production capacity to our existing operations. The money raised by this rights offering is necessary for us to finance the plant expansion project.

After considering other possible options and consulting with our primary lender, our board of directors determined that the plant expansion project was dependent upon raising additional equity, which our board decided to do through this rights offering to our members. The plant expansion project could be terminated if we are unable to sell a sufficient number of membership units in this offering as determined by our board of directors after the expiration date.

Unless we earlier terminate the rights offering, we will issue the membership units which were properly exercised and fully paid for in the rights offering as soon as practicable after the completion of this rights offering. If we sell all of the membership units offered in this rights offering (which cannot be assured), we will receive approximately $15,216,361 in net proceeds after expenses.

Even if we sell all of the offered membership units, the net proceeds from this offering will only allow us to pay approximately one-third of the base price of the design-build contract with ICM, Inc., our design-build contractor for the plant expansion. The remainder of the amount due under our design-build contract, along will all necessary ancillary costs related to the project, will need to be financed out of our debt financing and available cash resources from current earnings, if any. See “Use of Proceeds” and “Plant Expansion Project”.

Because of our need for debt financing to help pay for the plant expansion project, the closing of this rights offering is subject to our execution of a definitive financing agreement, and if we are not able to secure financing from a lender, we will terminate this offering and return any subscription payments received from our rights holders, without interest.

On October 6, 2006, we reached an agreement in principle with our primary lender, Union Bank & Trust Company, Lincoln, Nebraska ("Union Bank"), to provide debt financing for the plant expansion project. This is a non-binding proposal and is not a commitment by Union Bank to lend money to Husker Ag. Likewise, our acceptance of the basic terms of the bank’s proposal is not a binding obligation for Husker Ag. Union Bank has informed us that it will need to perform further due diligence, legal review and credit underwriting before a formal commitment can be offered. Union Bank's commitment will also be subject to our ability to raise sufficient amount of equity in this rights offering. However, the bank has not established a minimum amount of money that we must raise in this rights offering in order for the bank to provide us with debt financing for the plant expansion. As of the date of this prospectus, we are negotiating final terms with Union Bank and we anticipate continual negotiations with the bank until a resolution is reached on the proposed loan agreements. The basic terms of the non-binding proposal are included below in “Use of Proceeds”.

We believe that the rights offering is the best alternative for the raising of equity financing and is in the best interests of Husker Ag and our members.

Questions and Answers about this Offering

What is a rights offering?

A rights offering is an opportunity for you to purchase additional membership units at a fixed price and in an amount at least proportional to your existing ownership interest, which enables you to maintain, and possibly increase, your current percentage ownership.

In this rights offering, we are distributing to holders of our membership units, at no charge, non-transferable subscription rights to purchase our membership units. You will receive one subscription right for every membership unit you owned at the close of business on August 31, 2006, which is the record date.

What is a subscription right?

Each subscription right is a right to purchase one of our membership units for $1,000. When you “exercise” a subscription right, you choose to purchase one membership unit that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 100 of our membership units as of the record date, you will receive 100 basic subscription rights entitling you to purchase 100 additional membership units. In that example, you could exercise any number of your basic subscription rights between one and 100, or you could choose not to exercise any subscription rights.

There are two types of subscription rights referred to in this prospectus, basic subscription rights and oversubscription rights. Unless the context suggests otherwise, when we refer to your “subscription rights” in this prospectus, we are generally referring to your basic subscription rights. When referring to any oversubscription rights that may be offered to you, we will specifically refer to “oversubscription rights”.

What is the subscription price?

The subscription price for a subscription right is $1,000 per membership unit. Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. The basis for determining the subscription price was based upon consideration of the factors more fully described in “The Rights Offering – Determination of Subscription Price.”

Who may participate in this offering?

Only holders of record of our membership units as of August 31, 2006 are entitled to participate in this offering.

Am I required to subscribe in this rights offering?

No.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of membership units even if you do not exercise your subscription rights. However, if other members exercise their subscription rights and you do not, the percentage of Husker Ag that you own will diminish, and your voting and other rights will be diluted. See “Dilution”. Your rights will expire and have no value if they are not exercised by the expiration date.

Can I exercise less than the total basic subscription rights offered to me?

Yes. You can subscribe for any whole number of membership units exercising less than all of your basic subscription rights. However, in addition to the dilution referred to above, any member who chooses not to fully exercise its rights will not be able to purchase any additional membership units that may be offered pursuant to the discretionary oversubscription rights.

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise a subscription right, you must do so by 5:00 p.m., Central Standard Time, on November 30, 2006 (the expiration dated and time), unless we extend the rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, the subscription agent must receive all required documents and the full payment from that rights holder before the expiration date and time. We may extend the expiration date for any reason.

How much money will we receive from the rights offering?

If we sell all the membership units being offered, we will receive gross proceeds of $15,318,000. While we are offering membership units in the rights offering with no minimum purchase requirement, our board of directors may, in its discretion, offer oversubscription rights to our existing members. If our board of directors offers oversubscription rights to our record holders, we expect that any membership units offered in this rights offering which are not purchased in the first round will be purchased by those members agreeing to purchase additional membership units.

Is there an oversubscription right?

If any subscription rights remain unsubscribed at the expiration of the rights offering, our board of directors, in its sole discretion, may then allow oversubscription rights to those holders who fully exercise their basic subscription rights. Our board’s decision will be made at the expiration of the rights offering and will be determined based on a variety of factors including the success of our offering of the basic subscription rights and the time and expense involved with the processing of oversubscription rights.

If you fully exercise all of your basic subscription rights, an oversubscription right would entitle you to subscribe, on the same terms as the basic subscription rights, for additional membership units that are not purchased by other members under their basic subscription rights. Any oversubscription rights will be subject to the provision in our Operating Agreement which limits the ownership of membership units by any person to 30% of our outstanding membership units. If an insufficient number of membership units is available to fully satisfy all oversubscription right requests, such holders will have the right to purchase that portion of the remaining unsubscribed membership units as the total number of units owned (or to be owned) by such record owner after its exercise of its basic subscription rights shall bear to the total number of membership units then owned (or to be owned) by all other record owners who elect to exercise their oversubscription rights. This procedure will be employed until the entire number of membership units offered has been purchased or all members of record have declined to purchase further membership units. See, also “The Rights Offering — Oversubscription Rights – Discretionary.”

What is the procedure for exercising your basic subscription rights?

You may exercise your basic subscription rights by properly completing the subscription application and agreement and forwarding it to the subscription agent with full payment of the purchase price for all the membership units you wish to purchase with your basic subscription rights. The subscription agent must physically receive the subscription materials and payment at or prior to the expiration date. You may deliver the documents and payment by mail or commercial courier. If you send the subscription materials by mail, you should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. The address for the subscription agent is listed below. See, also “The Rights Offering – Delivery of Subscription Materials and Payment.”

What is the procedure for exercising your oversubscription rights?

Although we may or may not allow for oversubscription rights, you are nonetheless required to subscribe for your possible oversubscription rights along with your basic subscription rights on the subscription materials. If you are interested in purchasing more than the membership units available under your basic subscription rights, you should complete Box #2, on page A-4 of the subscription application and agreement and indicate the total number of membership units you would purchase if available. Please do not indicate “all membership units available”; you must specify the number of membership units that you would purchase.

If our board of directors decides to provide oversubscription rights, we will promptly notify eligible holders who elected to purchase additional membership units under the oversubscription rights. We will inform you of the number of additional membership units that you are able to purchase under your oversubscription rights. In that case, you will be required to deliver the total purchase price attributable to such additional membership units to the subscription agent at or before the oversubscription deadline, which is expected to be 30 days from our notification of your oversubscription rights. You may deliver the payment by mail or commercial courier. If you send the payment by mail, you should allow a sufficient number of days to ensure delivery to the subscription agent prior to the oversubscription deadline. The address for the subscription agent is listed below. See, also “The Rights Offering – Delivery of Subscription Materials and Payment.”

When will I have to pay for any subscription rights that I exercise?

You will be required to pay the entire subscription price at the time you exercise your basic subscription rights. This payment, which equates to $1,000 for each membership unit that you subscribe for under your basic subscription rights, must be delivered with your subscription materials to the subscription agent by the expiration date of this offering.

For any oversubscription rights that you are granted by our board of directors, you will be required to pay the total purchase price for such additional units within 30 days of receiving notice of your oversubscription rights from us.

See “The Rights Offering — Terms of Payment – Basic Subscription Rights” and “The Rights Offering — Terms of Payment – Oversubscription Rights.”

How may I pay my subscription price?

Your payment must be made by check drawn upon a U.S. bank, or U.S. postal or express money order, payable to “Union Bank & Trust Company, Subscription Agent for Husker Ag, LLC”. Upon request, we will provide assistance to wire transfer your payment to the subscription agent.

To whom should I send forms and payments?

You should send your subscription application and agreement and payment for the membership units subscribed for and any other required documentation to the subscription agent for the rights offering, Union Bank & Trust Company, at the following address: 6811 South 27th Street, Lincoln, Nebraska 68512.

May our Board of Directors terminate the rights offering?

Yes. Our board of directors may decide to terminate the rights offering at any time before the expiration date, for any reason. If this offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. If we terminate the rights offering, we will not be obligated to issue membership units to rights holders who have exercised their rights prior to termination.

Is the closing of the rights offering subject to debt financing?

Yes. Because of our need for debt financing to help pay for the plant expansion project, the closing of this rights offering is subject to our execution of a definitive financing agreement. If we are not able to secure financing from a lender, we will terminate this offering and return any subscription payments received from our rights holders, without interest.

May I transfer, sell or give away my subscription rights?

No. Except in the limited circumstances described below, unless otherwise determined by our board of directors you may not sell, give away or otherwise transfer your rights. Subscription rights will be transferable by operation of law (for example, upon death of the rights holder). If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration date of this offering.

What should I do if I want to participate in this offering, but some or all of my membership units are held in the name of my broker or other nominee?

If you hold your membership units through a broker or other nominee (for example, through a custodian bank or trustee), then your broker or other nominee is the record holder of the membership units you own. This record holder must exercise the rights on your behalf for membership units you wish to purchase. Therefore, you will need to have your record holder act on your behalf promptly.

If you wish to participate in this rights offering and purchase membership units, please promptly contact the record holder of your membership units. We will ask your trustee, custodian or other nominee to notify you of this rights offering.

If you hold some membership units individually and some in custodian or nominee name you may not aggregate your holdings for purposes of determining the total number of membership units you are entitled to purchase and allocate the number you wish to purchase among yourself individually and such custodian or nominee account as you direct.

Will I be charged any fees if I exercise my rights?

We will not charge a fee to holders for exercising their rights. The membership units are being offered directly by Husker Ag without the services of an underwriter or selling agent. However, if you exercise rights through a broker or other record holder of your membership units, such as a bank or custodian, you are responsible for paying any fees or charges that record holder may impose.

May members in all states participate?

Although we intend to distribute the subscription rights to all members, we reserve the right in some states to require members, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the membership units for investment purposes only, and that they have no present intention to resell or transfer any securities acquired.

We may be required to register the newly issued membership units in certain states and in such event registration may not be approved by one or more of the applicable states. In that event, we would not be able to sell any membership units under this rights offering to rights holders residing in those states.

Does the exercise of my subscription rights involve risk?

Yes. The exercise of your subscription rights does involve risk. Exercising your subscription rights means buying additional membership units and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” below.

After I exercise my subscription rights, can I change my mind and cancel my purchase?

No. Once you send in your subscription materials and payment for your basic subscription rights you cannot revoke the exercise of your subscription rights, even if you later learn information about Husker Ag or the ethanol industry that you consider to be unfavorable and even if the price of our membership units declines or is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional membership units at the subscription price. See “The Rights Offering – No Revocation.”

Are we required to have a minimum level of subscription in order to consummate the rights offering?

No. We may decide to consummate the rights offering even if less than all of the membership units we are offering are actually purchased.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed for any reason, the subscription agent will return promptly, without interest, all subscription payments.

Has the board of directors made a recommendation as to whether I should exercise my rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your rights or purchase any membership units in this offering. You should decide whether to subscribe for membership units, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

However, each of our board members currently intends to exercise the subscription rights granted to him under this rights offering.

How many membership units are currently outstanding, and how many membership units will be outstanding after the rights offering?

As of August 31, 2006, we had outstanding a total of 15,318 membership units. The number of membership units that will be outstanding after the rights offering will depend on the number of membership units that are purchased in the rights offering. If we sell all of the membership units being offered, we will have 30,636 membership units outstanding after the rights offering.

What are the United States federal income tax consequences to me of exercising my subscription rights?

In the opinion of our tax counsel, Baird Holm LLP, the receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific advice from your personal tax advisor concerning the tax consequences of the rights offering under your own tax situation. See “Material United States Federal Income Tax Considerations.”

When will I receive certificates for the membership units purchased in the rights offering?

We will issue certificates representing membership units which were properly exercised and fully paid for in this rights offering as soon as practicable after the completion of the rights offering.

What should I do if I have other questions or need assistance?

If you have other questions or need assistance, please contact our controller, Kristine Wacker, at the following address and telephone number:

Husker Ag, LLC

54048 Highway 20

Plainview, NE 68769

(402) 582-4446

Or, if you have any questions regarding the delivery of your subscription materials or payment, please contact our subscription agent at the following address and telephone number:

Union Bank & Trust Company

Attn: Corporate Trust Department

6811 South 27th Street

Lincoln, NE 68512

Ralene Klostermeyer at 402-323-1353; or

Leslie Gibbens at 402-323-1354

For a more complete description of the rights offering, see “The Rights Offering.”

RISK FACTORS

An investment in our membership units involves a high degree of risk, including the risks described below. You should carefully consider the following risks factors, together with all of the other information presented in this prospectus and the documents we have incorporated by reference in deciding whether to invest in our membership units. Each of the risks described in this prospectus and the documents we incorporate by reference could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our membership units. You should carefully consider the following factors and other information in this prospectus before deciding to purchase our membership units.

Risks Related to Our Business

Our business is highly dependent on commodity prices. These prices are subject to significant volatility and uncertainty, so our results could fluctuate significantly.

Our results of operations, financial position and business outlook will continue to be substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. Prices for these commodities are generally subject to significant volatility and uncertainty. As a result, our future results may fluctuate substantially, and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in lower profits. We may continue to attempt to offset a portion of the effects of such fluctuations by entering into forward contracts to supply ethanol or to purchase corn, natural gas or other items or by engaging in transactions involving hedging contracts, but these activities involve substantial costs and substantial risks and may be ineffective to mitigate these fluctuations.

The spread between ethanol and corn prices can vary significantly and is currently at a historically high level.

Our gross margins will depend principally on the spread between ethanol and corn prices. In recent periods, the spread between ethanol and corn prices has been at a historically high level, driven in large part by high oil prices and historically low corn prices. The spread between the price of a gallon of ethanol and the price of the amount of corn required to produce a gallon of ethanol may not remain at recent high levels and fluctuations will continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, could have a material adverse effect on our business, results of operations and financial condition.

Our business is highly sensitive to corn prices, and we generally cannot pass on increases in corn prices to our customers.

Corn is the principal raw material we use to produce ethanol and distillers grain. Because ethanol competes with fuels that are not corn-based, we generally are unable to pass along increased corn costs to our customers, and accordingly, rising corn prices tend to produce lower profit margins. At certain levels, corn prices would make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions (including droughts) and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors, including government policies and subsidies with respect to agriculture and international trade, and global and local supply and demand. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future.

In addition, increasing domestic ethanol capacity could boost demand for corn and result in increased corn prices. In 2005, corn bought by ethanol plants represented approximately 13% of the total corn supply for that year according to results reported by the National Corn Growers Association, and this percentage is expected to increase as additional ethanol capacity comes online. At a more local level, the price we pay for corn could also increase as a result of the proposed expansion at our current plant location or if another ethanol production facility were built in the same general vicinity.

We may also have difficulty from time to time in purchasing corn on economical terms due to supply shortages. Any supply shortage could require us to suspend operations until corn became available at economical terms. Suspension of operations could have a material adverse effect on our business, results of operations and financial condition.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in the ethanol manufacturing process.

We will rely upon third-parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Further, increases in natural gas prices could have a material adverse effect on our business, results of operations and financial condition.

Fluctuations in the selling price and production cost of gasoline may reduce our profit margins.

Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our business, future results of operations and financial condition may be materially adversely affected if gasoline demand or price decreases.

The price of distillers grain is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grain.

Distillers grain compete with other protein-based animal feed products. The price of distillers grain may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as corn and soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grain. Because the price of distillers grain is not tied directly to production costs, decreases in the price of distillers grain will result in us generating less revenue and lower profit margins.

The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operations and financial condition.

Various federal and state laws, regulations and programs have led to increased use of ethanol in fuel. For example, certain laws, regulations and programs provide economic incentives to ethanol producers and users. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. These laws, regulations or programs will continue in the future.

Federal regulations concerning tax incentives or other federal incentive programs could expire or change which could have a material adverse effect on our business, results of operations and financial condition.

The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The federal ethanol tax incentives may not be renewed in 2010 or they may be renewed on different terms.

We may also receive benefits from other federal incentive programs. For example, historically, we have received incentive payments to produce ethanol from the United States Department of Agriculture, or USDA, under its Commodity Credit Corporation Bioenergy Program. Under this program, we received payments of approximately $4.6 million and $2.2 million in 2003 and 2004, respectively. However, we did not receive any substantial payments under this program during 2005. The USDA program expired on June 30, 2006, and existing or future incentive programs may also expire or be eliminated. The elimination or significant reduction in the federal ethanol tax incentive or other programs benefiting ethanol could have a material adverse effect on our business, results of operations and financial condition.

Nebraska state producer incentives may be unavailable or could be modified which could have a material adverse effect on our business, results of operations and financial condition.

In 2001 the State of Nebraska enacted LB 536, a legislative bill which established a production tax credit of 18¢ per gallon of ethanol produced during a 96 consecutive month period by newly constructed ethanol facilities in production prior to June 30, 2004. The tax credit is only available to offset Nebraska motor fuels excise taxes. The tax credit is transferable and therefore Husker Ag transfers credits received to a Nebraska gasoline retailer who then reimburses Husker Ag for the face value of the credit amount less a handling fee. No producer can receive tax credits for more than 15,625,000 gallons of ethanol produced in one year and no producer will receive tax credits for more than 125 million gallons of ethanol produced over the consecutive 96 month period. The minimum production level for a plant to qualify for credits is 100,000 gallons of ethanol annually. Husker Ag has entered into a written agreement with the Tax Commissioner on behalf of the State of Nebraska pursuant to which Husker Ag agreed to produce ethanol at its designated facility and the State of Nebraska agreed to furnish the producer tax credits in accordance with the terms of the law.

The production incentive is scheduled to expire June 30, 2012. Assuming we continue to produce at least 15,625,000 gallons of ethanol annually, this producer tax credit could result in payments of up to $2,812,500 to the Company annually, subject to the statutory maximum limit. Any changes to existing state law, regulations or programs could have an adverse effect on our revenue.

In recent years, because of State of Nebraska budget shortfalls, various tax credit provisions in effect in Nebraska, including LB 536, came under increased scrutiny from the Nebraska Unicameral. As a result there can be no assurance that the Nebraska legislature will not in enact new legislation in the future which would revise LB 536, or otherwise adversely impact ethanol plants, such as our existing plant, which are to benefit from LB 536.

We believe there are a number of existing projects in Nebraska that are also eligible for LB 536 payments which will require the legislature to increase funding for the producer incentive program through either an increase in general fund appropriation or other sources such as the grain check-off program. Despite our written agreement with the State of Nebraska, the Nebraska legislature could reduce or eliminate the producer tax credits at any time; however, a reduction or elimination in payments to Husker Ag contrary to the terms of its written agreement would constitute a breach of the contract by the State of Nebraska. The State of Nebraska could also impose taxes on the ethanol plants to provide additional funds for the ethanol production incentive fund. If the State of Nebraska established such a tax, we could be for example, required to pay taxes on the distillers grain it produces, which could have a material adverse impact on our business, results of operations and financial condition.

On February 6, 2004, the Nebraska Attorney General issued an opinion concerning certain proposed legislation which was then before the Nebraska legislature, in which the Attorney General concluded that the “statute authorizing execution of these agreements specifically binds the State to provide such [ethanol tax] credits under the law in effect at the time of execution of the agreements.” In our opinion, the Attorney General opinion provides support for our position that it is important that the State of Nebraska continue to meet its obligations in accordance with the terms of our written agreement.

We cannot predict whether the State of Nebraska will continue to be able to meet its obligations under LB 536. The elimination or significant reduction in this state incentive program could have a material adverse effect on our business, results of operations and financial condition.

The effect of the Renewable Fuels Standard, or RFS, in the recent Energy Policy Act of 2005 on the ethanol industry is uncertain.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline or diesel. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on our business, results of operations and financial condition.

As more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, the price of ethanol and distillers grain may decrease.

Domestic ethanol production capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 4.5 billion gallons per year in June 2006. In addition, there is a significant amount of capacity being added to the ethanol industry. According to the Renewable Fuels Association (the “RFA”), a national trade association for the ethanol industry, as of June 2006 approximately 2.2 billion gallons per year of production capacity, an increase of 48.9% over current production levels, is currently under construction at 41 new and existing facilities. This capacity is being added to address anticipated increases in demand. However, demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or at all. If the ethanol industry has excess capacity, it could have a material adverse effect on our business, results of operations and financial condition.

In addition, because ethanol production produces distillers grain as a co-product, increased ethanol production will also lead to increased supplies of distillers grain. An increase in the supply of distillers grain, without corresponding increases in demand, could lead to lower prices.

We face intense competition from competing ethanol and other fuel additive producers.

Competition in the ethanol industry is intense. We face formidable competition in every aspect of our business from established producers of ethanol, including Archer Daniels Midland Company and Cargill, Inc., and from other companies that are seeking to develop large-scale ethanol plants and alliances. As of June 2006, the top ten producers accounted for approximately 46% of the ethanol production capacity in the U.S. according to the RFA. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do.

We expect competition to increase as the ethanol industry becomes more widely known and demand for ethanol increases. Most new ethanol plants in development across the country are independently owned. In addition, various investors could heavily invest in ethanol production facilities and oversupply ethanol, resulting in higher raw material costs and lower ethanol price levels that could materially adversely affect our business, results of operations and financial condition.

Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could materially adversely affect our business, results of operations and financial condition.

We engage in hedging transactions which involve risks that can harm our business.

In an attempt to offset some of the effects of volatility of ethanol prices and costs of commodities, we have historically entered into cash fixed-price contracts to supply a portion of our ethanol or purchase a portion of our corn or natural gas requirements. We have also used exchange-traded futures contracts and options to manage commodity risk. The impact of these activities in the future depends upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. We may experience hedging losses in the future. We also vary the amount of hedging or other price mitigation strategies we undertake, and in the future we may choose not to engage in hedging transactions at all and, as a result, our business, results of operations and financial condition may be materially adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol.

Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher-quality ethanol, and if we are unable to adopt or incorporate technological advances into our operations, both our current and proposed ethanol plant could become uncompetitive or obsolete.

We expect that technological advances in the processes and procedures for processing ethanol will continue to occur. It is possible that those advances could make the processes and procedures that we utilize at our ethanol plant (and intend to use in our new expansion) less efficient or obsolete, or cause the ethanol we produce to be of a lesser quality. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than those of our competitors, which could cause both our existing and expanded ethanol plant to become uncompetitive.

Ethanol production methods are also constantly advancing. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical process rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be competitive, new technologies may develop that would allow these methods to become viable means of ethanol production in the future. If we are unable to adopt or incorporate these advances into our operations, our cost of producing ethanol could be significantly higher than those of our competitors, which could make our ethanol plant obsolete.

Disruptions in the supply of natural gas, or our inability to obtain additional natural gas supply infrastructure, could materially and adversely affect our business.

Significant amounts of natural gas are required for the production of ethanol and the drying of distillers grains. Therefore, our business depends on the continuing availability of natural gas. Moreover, additional supply infrastructure must be added to provide the natural gas needs for our plant expansion.

Our inability to obtain this additional supply capacity, a serious disruption in supplies of natural gas, or significant increases in the prices of natural gas, could significantly reduce the availability of natural gas at our plant, increase our production costs and could have a material adverse effect on our business, results of operations and financial condition.

Our plant expansion project is dependent upon obtaining debt financing and failure to obtain debt financing will require us to abandon the project.

We will need a significant amount of additional debt financing to complete our proposed plant expansion project, but we may not be able to obtain such additional debt financing on acceptable terms or at all.

Based on current cost estimates, we believe we will need approximately $62,819,840 in total funds to construct the new ethanol plant expansion. See “Use of Proceeds”. Regardless of how much we raise in this offering, we must obtain debt financing in order to complete construction and start-up of the new ethanol plant expansion. The use of debt financing increases the risk that we will not be able to operate profitably because we will need to make principal and interest payments on the indebtedness. Debt financing will also expose you to the risk that your entire investment could be lost in the event of a default on the indebtedness and a foreclosure and sale of the ethanol plant and its assets for an amount that is less than the outstanding debt.

The amount and nature of the debt financing that we are seeking is subject to the interest rates and the credit environment as well as general economic factors and other factors over which we have no control. We have reach an agreement in principle with our primary lender, Union Bank & Trust Company, to provide us with $35,000,000 in debt financing. This is a non-binding proposal and is not a commitment by Union Bank to lend money to Husker Ag. See “Use of Proceeds” for information related to this non-binding agreement. There can be no assurance that we will be able to finalize an agreement concerning financing with Union Bank on acceptable terms.

There can be no assurances that financing will be available to us from any source or available on terms acceptable to us. If financing is unavailable for any reason, or it is available at an interest rate that we cannot afford, or comes with covenants that we will not be able to accept or comply with, we will be forced to abandon our plant expansion project. We also cannot guarantee that any financing will have terms acceptable to us. The closing of our rights offering is subject to our execution of a definitive financing agreement, and if we are not able to secure a definitive agreement, we will return your investment to you, without interest.

Our existing debt financing agreements contain restrictive covenants that limit distributions and impose restrictions on the operation of our business. Our future debt financing agreements are expected to contain even more restrictive covenants that limit distributions and impose restrictions on the operation of our business. Our failure to comply with applicable debt financing covenants and agreements could have a material adverse effect on our business, results of operations and financial condition.

The use of debt financing makes it more difficult for us to operate because we must make principal and interest payments on the indebtedness and abide by covenants contained in our debt financing agreements. The level of our debt may have important implications on our operations, including, among other things:

•	Limiting our ability to obtain additional debt or equity financing;

•	Making us vulnerable to increases in prevailing interest rates;

•	Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

•	Subjecting all or substantially all of our assets to liens, which means that there will be virtually no assets left for members in the event of a liquidation;

•	Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business; and

•	Limiting our ability to make business and operational decisions regarding our business, including, among other things, limiting our ability to pay distributions to our members, make capital improvements, sell or purchase assets or engage in transactions we deem to be appropriate and in our best interest.

We cannot assure you that we can accomplish any of these strategies on satisfactory terms, if at all.

In addition, the terms of our existing debt financing agreements contain, and any future debt financing agreements we enter into are expected to contain, financial, maintenance, organizational, operational and other restrictive covenants. Moreover, our future debt financing agreements are expected to contain even more restrictive covenants that limit our ability to make distributions to our members. See “Use of Proceeds” below for a discussion of the material terms of the non-binding proposal to provide us with debt financing that we received from Union Bank, including the restrictions on distributions made to our members.

If we are unable to comply with these covenants or service our debt, we may lose control of our business and be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or submit to foreclosure proceedings, all of which could result in a material adverse effect upon our business, results of operations and financial condition.

These covenants may limit our ability to, among other things:

•	Incur additional indebtedness;

•	Make capital expenditures in excess of prescribed thresholds;

•	Make distributions to our members, redeem or repurchase our membership units;

•	Make various investments;

•	Create liens on our assets;

•	Utilize asset sale proceeds; or

•	Merge or consolidate or dispose of all or substantially all of our assets.

A breach of these covenants could result in default under applicable debt agreements. If we default on any covenant, a lender could accelerate our indebtedness, in which case the entire debt would become immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. These events could cause us to cease construction on the plant expansion project, and/or to cease operations.

Risks Associated With Construction of the Plant Expansion Project

We may encounter hazardous or unexpected conditions at the construction site that could increase our costs or delay the construction of the ethanol plant which would delay our ability to generate revenues.

Our design build contractor, ICM, Inc. is not responsible for hazardous or concealed unexpected conditions that it encounters at the construction site. This could include environmental permitting issues or other types of contamination. Environmental issues regarding compliance with applicable environmental standards could arise at any time during the construction and operation of the new expanded plant. We may have difficulty obtaining the necessary environmental permits required in connection with the operation of the new plant. As a condition of granting necessary permits, regulators could make demands that increase our costs of construction and operation.

If we encounter any of these kinds of conditions, ICM may immediately stop work in the affected area and we must correct the problem. This could delay the project and could require us to spend significant resources to correct the condition. In addition, ICM may be entitled to an adjustment in price and time of performance if its price and performance time have been adversely affected by any unexpected or hazardous conditions. This could result in additional costs to us and delay our ability to generate revenues, which could reduce the value of your membership units.

The project could suffer delays that could postpone our ability to generate revenues from the expansion and make it more difficult for us to pay our debts.

We expect that it will be an estimated 12 to 16 months after we begin construction before we begin operation of the proposed ethanol plant expansion. Our goal is to begin construction of the plant promptly upon the close of this offering, but in any event within 60 days of the close of this offering, subject to additional delays due to adverse weather conditions or construction contingencies. Construction projects often involve delays in obtaining construction permits, construction delays due to weather conditions, or other events that delay the construction schedule. If it takes longer to obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your membership units.

Assuming successful completion of the offering, we currently intend to break ground on the expansion in late 2006 or early 2007. If we encounter delays in this offering or in obtaining debt financing or the required permits, our expected date to break ground will also be delayed. If ICM is not able to begin construction on the plant early enough to complete the framework and enclose the plant structure before winter conditions require construction to cease, our estimated date for commencing operations of the plant expansion may be delayed beyond 16 months after the commencement of the construction. In addition, our construction costs may increase due to additional costs associated with winter construction. Delays and weather conditions could result in us breaking ground in the spring of 2007 which will also delay the date our expansion becomes operational and we begin to generate revenue.

Risks Associated With Our Operation

Our business is not diversified and this could reduce the value of your membership units.

The success of our plant expansion depends largely upon our ability to timely complete and profitably operate our expanded ethanol business. We do not have any other lines of business or other sources of revenue if we are unable to build the ethanol plant expansion and manufacture ethanol. If we were not able to complete construction, or if economic or political factors adversely affect the market for ethanol, the value of your investment could decline because we have no other line of business to fall back on if the ethanol business declines. Our business would also be significantly harmed if our ethanol plant, with or without the expansion, could not operate at full capacity for any extended period of time.

Our Operating Agreement contains restrictions on member's rights to participate in corporate governance of our affairs.

Our Operating Agreement contains significant restrictions on member's rights to influence the manner or direction of management. Our Operating Agreement contains restrictions on the ability of members to call a special meeting. A member or members owning at least 10% of the outstanding membership units may call a special meeting of the members. These restrictions may make it difficult for members to propose changes to our Operating Agreement, without support from our board of directors. Our board of directors is divided into three classes, with each class serving staggered three-year terms. The classification of our board of directors will make it more difficult for members to change the composition of the board because only a minority of the directors can be elected at one time. When a vacancy develops in our board of directors for any reason other than removal or expiration of a term, the remaining directors fill it.

Our directors must discharge their duties with reasonable care, in good faith and in the best interest of Husker Ag and its members. Despite this obligation, our Operating Agreement limits director liability to members unless it involves misconduct or negligence.

You may be required to pay taxes on your share of our income even if we make no distribution to you.

We are currently treated as a partnership for federal income tax purposes. This means that Husker Ag pays no income tax and all profits and losses “pass-through” to our members who will pay tax on their share of Husker Ag’s profits. It is likely that you will continue to receive allocations of taxable income that exceed any cash distributions we make. This may occur because of various factors, including but not limited to, accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain or use the cash generated by the business to fund our operating activities and obligations. Accordingly, you may be required to pay income tax on your allocated share of our taxable income with personal funds, even if you receive no cash distributions from us.

We are subject to extensive environmental regulation that could result in higher than expected compliance costs and liabilities.

The operations of Husker Ag are subject to various federal, state and local laws and regulations with respect to environmental matters, including air and water quality and underground fuel storage tanks. We believe we are currently in substantial compliance with environmental laws and regulations. Protection of the environment requires us to incur expenditures for equipment, processes and permitting. If we were found to have violated federal, state or local environmental regulations, we could incur liability for cleanup costs, damage claims from third parties and civil or criminal penalties that could materially adversely affect our business.

Ethanol production involves the emission of various airborne pollutants, including particulate matters, carbon monoxide, oxides of nitrogen, volatile organic compounds and sulfur dioxide. To construct the plant expansion and operate our business after its completion, we need appropriate permits from the Nebraska Department of Environmental Quality (the “NDEQ”).

In January 2002, the NDEQ issued us a construction permit for the construction of our existing ethanol plant. We operated on the original construction permit until June 13, 2005, when the NDEQ approved a modified construction air permit which allowed us to increase our production in excess of 25,000,000 gallons of ethanol per year. The NDEQ recently notified us that we will be operating on the modified construction air permit until the plant expansion has been completed. In July 2006, we applied for a new construction permit for the pending plant expansion project. We currently anticipate that we will have a resolution to our permit application before December 1, 2006. However, we cannot assure you that this permit process will not delay the start of our construction.

Even if we receive all required permits from the State of Nebraska, we may be subject to regulations on emissions from the United States Environmental Protection Agency. Further, EPA and Nebraska's environmental regulations are subject to change and often such changes are not favorable to industry. Consequently, even if we have the proper permits now, we may be required to invest or spend considerable resources to comply with future environmental regulations.

Risks Related to Our Membership Units

There is no established trading market for our membership units.

There is no established public trading market for our membership units. Currently, our membership units are traded on the Husker Ag Trading System (see the Husker Ag Trading System Rules and Procedures on our website at www.huskerag.com for information related to our trading system). Our membership units will be not be admitted to trade on any established trading market or exchange. Our membership units may not be traded actively. There has been, and we expect there will continue to be, limited or no liquidity for our membership units. An illiquid market for membership units may result in lower trading prices and increased volatility, which could negatively affect the value of your investment.

Risks Related to the Rights Offering

As a holder of membership units, you may suffer significant dilution of your percentage ownership of our membership units.

If fully subscribed, the rights offering will result in the issuance of an additional 15,318 membership units which would double the number of our membership units currently outstanding. If you do not exercise your basic subscription rights in full and membership units are purchased by other members in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original membership units represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. For example, if you own 153 membership units before the rights offering, or approximately 1% of our total outstanding membership units, and you do not exercise any of your subscription rights while all other subscription rights are exercised including all oversubscription rights, then your percentage ownership in Husker Ag will be reduced to approximately 0.5% – a reduction of 50% in ownership percentage. See “Dilution” for further information regarding dilution.

The subscription price is not a reflection of the value of our company or our membership units.

You should not consider the subscription price as any indication of the value of Husker Ag. The subscription price of $1,000 per membership unit was determined by our board of directors without an independent valuation. Our board of directors set the $1,000 per membership unit subscription price after considering a variety of factors discussed under section below entitled “The Rights Offering – Determination of Subscription Price.” The board established the total offering price based on our estimate of capital and expense requirements for the plant expansion project and not based on perceived market value, book value or other established criteria.

Therefore, the price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. We cannot assure you that the company or any other person will purchase your membership units at the offering price or any other price.

Once you exercise your rights, you may not revoke your commitment.

Once you exercise your subscription rights, you may not revoke your commitment. Therefore, even if circumstances arise after you have subscribed in the offering that cause you to change your mind about investing in our membership units, you will nonetheless be legally bound to proceed.

We may terminate the rights offering and return your subscription payment without interest.

We may terminate the offering at any time. We currently have no intention to terminate the rights offering, but we are reserving the right to do so. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

You will need to act promptly and follow subscription instructions carefully if you want to exercise your rights.

Members who desire to purchase membership units in the rights offering must act promptly to ensure that all required forms and the payment for the basic subscription rights are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction we may, depending on the circumstances, reject your subscription. We do not undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The rights offering may cause the price of our membership units to decrease immediately, and this decrease may continue.

The per unit subscription price of $1,000.00 is less than the average price of our membership units that were sold during the two most recent trimesters in the Husker Ag Trading System (see our website at www.huskerag.com for the history of all trades made pursuant to the Trading System, which was started in December 2004). This discount, along with the number of membership units we propose to issue and ultimately will issue if the rights offering is completed, will likely result in an immediate decrease in the per unit value of the membership units. This decrease may continue after the completion of the rights offering.

The subscription rights are not transferable and there is no market for the subscription rights.

Except as otherwise provided below, unless otherwise determined by our board of directors you may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional membership units to realize any value.

You may incur an immediate and likely substantial decrease in net book value per membership unit.

The net book value of our membership units as of June 30, 2006, was $2,144 per unit, while the subscription price in this rights offering is $1,000 per unit. Because the subscription price is less than our historical net book value, if this rights offering is fully subscribed our existing members will experience immediate and substantial dilution in the net tangible book value of their existing membership units. Using June 30, 2006 financial data, our existing members will incur dilution in the net tangible book value of their existing membership units in the approximate amount of $575 per unit assuming all 15,318 membership units are sold. See “Dilution” for further information regarding this dilution.

The foregoing discusses the most significant risks associated with this offering, but it is not intended to be an exhaustive discussion of all the risks that may be associated with an investment in Husker Ag. Moreover, because there are many inherent risks that may not be anticipated by Husker Ag, prospective investors should be aware that additional risks inherent in an investment in Husker Ag may be experienced that are not presently foreseen by Husker Ag.

PLANT EXPANSION PROJECT

The sole purpose of this rights offering is to help finance our pending plant expansion project. On February 28, 2006, our board of directors approved a plan to proceed with a plant expansion project at our existing plant location near Plainview, Nebraska, subject to member approval. At the Annual Meeting of Members held on June 26, 2006, our members voted to proceed with the proposed expansion.

On July 25, 2006, we executed an Agreement Between Owner and Design/Builder on the Basis of a Stipulated Price (the “Design-Build Agreement”) with ICM, Inc., an ethanol plant design build contractor located in Colwich, Kansas (“ICM”). Under the Design-Build Agreement, ICM is responsible for the design, construction and start-up of a stand-alone dry mill fuel-grade ethanol plant that would add 40 million gallons per year of ethanol production capacity to our existing operations. This expansion will be adjacent to our existing plant and will result in Husker Ag’s total plant capacity exceeding 60 million gallons per year.

Under the terms of the Design-Build Agreement, we will pay ICM $44,750,000 for the design and construction of this expansion, subject to adjustments made in accordance with the general conditions of the agreement. A copy of the Design-Build Agreement was attached as an exhibit to our Form 10-Q for the period ended June 30, 2006 which was filed with the SEC on August 14, 2006.

The Design-Build Agreement requires us to pay ICM a down payment in the amount of 10% of the total contract price. As required by the agreement, we have already paid the total sum of $4,000,000 to ICM toward the down payment. The remaining $475,000 will be paid upon delivery of the Notice to Proceed under the agreement. We will make payments to ICM on a progress billing basis, based upon periodic applications for payment for all work performed as of the date of the application. We will retain 5% of the amount submitted in each application for payment. Upon substantial completion of the entire project, as defined in the agreement, we will release all retained amounts, less an amount equal to $500,000 plus the reasonable cost to complete all remaining items. When the new plant meets the performance criteria set forth in the Design-Build Agreement, which includes the requirement that the new plant operate at a rate of 40 million gallons per year of ethanol based on a seven-day performance test, we will release the $500,000 retainage.

The scheduled substantial completion date is 440 days after we provide ICM with a written Notice to Proceed. The Design-Build Agreement provides that the contract times may not commence before all necessary underground utilities have been installed at the site and a level buildable site is provided to ICM to begin construction. We have already started preliminary site preparation and other work necessary before ICM pours concrete. We currently anticipate that construction will commence before the end of 2006.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $15,216,361 in the rights offering, assuming that all subscription rights are exercised (which cannot be assured and likely will not be the case unless oversubscription rights are granted by our board of directors) at a subscription price of $1,000 per membership unit, and after deducting estimated expenses of the rights offering of approximately $101,639.03. We intend to use all of the net proceeds of the offering to help finance the plant expansion project. Specifically, we intend to apply the net proceeds from the rights offering to ICM, Inc., our design-build contractor, for the design and construction of the plant expansion project in accordance with the Design-Build Agreement between Husker Ag and ICM, Inc. In addition, we expect to use debt financing as well as current earnings, if available, to pay for (i) the balance of our obligation to ICM, Inc. under the Design-Build Agreement; and (ii) the ancillary costs associated with the plant expansion. See “Plant Expansion Project” above for additional information regarding our plant expansion project.

We must obtain debt financing in order to complete construction of our plant expansion project. Therefore, the closing of this rights offering is subject to our execution of a definitive financing agreement, and if we are not able to secure financing from a lender, we will terminate this offering and return any subscription payments received from our rights holders, without interest.

We have reached a non-binding agreement in principle with our primary lender, Union Bank & Trust Company to provide Husker Ag with $35,000,000 in debt financing. The material terms of the proposed debt financing from Union Bank are as follows (these terms are subject to change by Union Bank):

•	Loan amount: $35 million maximum.

•	Interest rate:

•	Construction loan: One month LIBOR plus 3.00% (equates to a rate of 8.320% as of October 25, 2006) (floating rate).

•	Permanent loan: One month LIBOR plus 3.00% (available for performance pricing indicated below).

•	Permanent loan – performance pricing: Performance pricing will be available for the permanent loan based upon our member equity position. Depending on the percentage of our total members' equity to total assets, Union Bank may reduce the interest rate on our permanent loan by as much as 70 basis points or .70%. Adjustments will be completed on an annual basis beginning after the first year of operations of the plant expansion and based on our audited financial statements. We must be in compliance with all loan covenants to be eligible for performance pricing.

•	Maturity: The bank would initially provide for up to a 16-month construction loan, which will then convert into two separate term notes which collectively would be repayable over a 10-year period, subject to the possible mandatory additional payments under the ‘free cash flow’ requirements described below.

•	Free cash flow payments: In addition to the 10-year amortization schedule, Husker Ag would be required to make an annual payment applied to principal in an amount equal to 10% of excess free cash flow. These payments would be capped at $1.5 million per year with a maximum aggregate payment of $5 million over the life of the loan. If the amount of any such additional payment would result in a covenant default, the amount of payment will be reduced to an amount that would not cause covenant default.

Free cash flow is defined as Husker Ag’s net annual profit; minus an amount equal to 36% of the net profit (as an estimated tax rate); plus the our annual depreciation and amortization expense; minus allowed capital expenditures and principal payments to Union Bank and other creditors.

•	Collateral: The indebtedness would be collateralized by all of our business assets and material contracts and a first mortgage on our real estate and plant.

•	Prepayment Penalty: The loan would be subject to a 3% prepayment penalty if it is refinanced with another lender. Otherwise, we may pay off the loan without penalty.

•	Minimum Equity Requirement: A minimum of 40% equity must be injected into the project (that is, the equity must equal at least 40% of the total of amount of equity and indebtedness). The bank will require that our equity funds be expended first in the construction of the plant, prior to any borrowing under the construction loan.

•	Financing Costs: The financing closing costs are estimated to include a .75% origination fee ($262,500), plus third party expenses, such as title insurance, legal fees, appraisal and filing fees. The actual total financing costs will vary depending upon the actual third party expenses incurred.

•	Covenants: The primary financial covenants, all determined in accordance with generally accepted accounting principles (GAAP) after the plant expansion begins production, would include but not be limited to the following:

•	Working capital of not less than $6,000,000; this calculation will include any unadvanced portion of our existing revolving term commitment of $5,000,000.

•	Debt service coverage ratio of 1.5:1 measured quarterly based on a rolling 4 quarter average (ratio is defined as net income plus depreciation and amortization; minus extraordinary gain/loss principal plus interest on long term debt).

•	All distributions to our members would be subject to prior approval by Union Bank. Before granting any such approval, the bank would require Husker Ag to be in compliance with each of the loan covenants before and after the distribution.

•	Cash distributions could be paid out up to 3 (three) times per year in April (based on March year-to-date financial results), August (based on June year-to-date results) and December (based on November year-to-date results). Our distributions would be limited to the distribution table below:

Minimum Members' Equity Ratio*	Maximum Distribution of Earnings
40%	50%
50%	60%
60%	70%

*	— Members’ equity ratio is defined as total members’ equity divided by total assets. As of June 30, 2006, our members’ equity ratio was 71%. However, this ratio will be reduced if we borrow $35,000,000 from Union Bank for the plant expansion project.

•	When a distribution is approved above the estimated 36% tax rate (the assumed normal effective tax rate of our members as determined by Union Bank), an amount equal to 10% of the amount above the 36% rate would be applied to the outstanding principal balance of the new loan.

•	Additional principal payments, in any calendar year, would not exceed $1.5 million whether collected through the 10% excess distribution provision or the free cash flow calculation.

This is only a proposal and is not a commitment to lend money to Husker Ag. This non-binding proposal is subject to execution of comprehensive finalized loan documentation. Union Bank has informed us that it will need to perform further due diligence, legal review and credit underwriting before a formal commitment can be offered. Any material adverse change in the financial condition of Husker Ag or discovery of previously undisclosed negative information concerning Husker Ag or the plant expansion project may cause Union Bank to withdraw or substantially revise its financing proposal.

Union Bank's commitment is subject to our ability to raise a sufficient amount of equity in this rights offering. However, the bank has not established a minimum amount of money that we must raise in this rights offering in order for the bank to provide us with debt financing for the plant expansion. If we receive substantially less than the maximum proceeds from this rights offering, our board of directors will need to find alternative sources of financing for our plant expansion project to replace the equity financing expected to be received from this rights offering. Our board will make this decision in conjunction with Union Bank. Depending on the amount of the shortfall, it is possible that the plant expansion project would have to be postponed or terminated altogether if we are unable to find alternative financing for the project. As of the date of this prospectus, we are negotiating the final terms of a loan commitment with Union Bank.

Our board of directors will also continue to review alternative financing sources as they become necessary and/or available. This may include the possibility of using industrial revenue bonds for a portion of our debt financing needs.

The following table shows the sources of our funds for the construction of our ethanol plant expansion and commencement of its operations. The following table shows the maximum net offering amount of $15,216,361, after the estimated offering expenses of $101,639; the table represents only estimates, and our actual sources and uses of funds could vary materially from the following estimates. We do not currently have a definitive agreement with any third party to provide us with these funds. Also, we cannot assure you that we will have sufficient cash available from our existing and continuing operations to provide the amount of funds shown in the table below.

Sources of Funds
	Amount	Percentage
Cash from existing operations	$12,603,479	20.07%
Rights offering net proceeds	15,216,361	24.22%
Debt financing	35,000,000	55.71%

Total Sources of Funds	$62,819,840	100.00%

Uses of Funds
Amount
Costs Related to Purchase of Equipment and Construction of the Ethanol Plant
-Design Build Contract	$44,750,000
-Additional Storage	1,500,000
-Office Equipment	1,000
-Computers, network and related software	217,000
-Wet cake pad upgrades	100,000
-Whole corn transfer to new plant	844,000
-Process upgrades	600,000
-Tank farm liner	184,000
-Construction Builders Risk	78,000
-Construction contingency	950,000
Plant Site Preparation	3,123,500
Railroad	600,000
Fire protection/water supply	1,138,840
Rolling stock	245,000
Debt financing cost	332,500
Pre-production costs	860,000
Inventory/working capital	6,750,000
Professional fees and initial operating costs	546,000

Total Uses of Funds	$62,819,840

CAPITALIZATION

The following table sets forth a summary of our cash and cash equivalents and capitalization on an historical basis as of June 30, 2006, and as adjusted to reflect the estimated $15,216,361 net proceeds from the rights offering ($15,318,000 estimated gross proceeds - $101,639 estimated offering expenses), as if the rights offering had closed and all payments received as of June 30, 2006. The “As Adjusted” column in the table below is shown before the payment of any of the proceeds toward the plant expansion project (see “Use of Proceeds” above), and after the issuance of the 15,318 new membership units. For the purpose of this table, we have assumed that all of the rights were exercised in the rights offering. However, there can be no assurance that all of the rights will be exercised. You should read this information in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.

	As of June 30, 2006 (Unaudited)
	Actual	As Adjusted
Total cash and cash equivalents	$6,803,718	$22,020,079

Members’ Equity, 15,318 membership units issued and outstanding, and 30,636 membership units issued and outstanding as adjusted	32,846,771	48,063,132

Total capitalization	$32,846,771	$48,063,132

DILUTION

The net book value of our membership units as of June 30, 2006, was $2,144 per unit, while the subscription price in this rights offering is $1,000 per unit. Because the subscription price is less than our net book value, if fully subscribed, our existing members will experience immediate and substantial dilution in the net tangible book value of their membership units. On a pro forma basis, assuming that we sold and issued all of our offered membership units at the $1,000 per unit subscription price, after taking into account the effect of the rights offering (but prior to any use of the proceeds), our total net book value and net book value per membership unit as of June 30, 2006 would be as follows:

	As of June 30, 2006 (Unaudited)
	Historical as Reported	Pro Forma Assuming Rights Offering at Subscription Price
Net book value of Husker Ag	$32,846,771	$48,063,132	(1)
Number of membership units outstanding	15,318	30,636	(2)
Net book value per membership unit	$2,144	$1,569
Decrease in net book value per membership unit	$—	$575

(1)	Pro forma book value calculations assume $15,318,000 maximum gross offering proceeds and an estimated $101,639 in offering expenses.
(2)	Pro forma membership units outstanding include 15,318 membership units issuable in the rights offering.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” above.

The Subscription Rights

We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of our membership units on August 31, 2006. We are giving you one basic subscription right for every membership unit that you owned as a holder of record on August 31, 2006. Each subscription right entitles you to purchase one membership unit at the purchase price of $1,000 per unit. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Central Standard Time, on November 30, 2006. After that date, unless our board of directors extends the offering period in our sole discretion, the subscription rights will expire and will no longer be exercisable.

There are two types of subscription rights referred to in this prospectus, basic subscription rights and oversubscription rights. Every rights holder is entitled to one basic subscription right for every membership unit owned on the record date. Those rights holders that properly exercise all of their available basic subscription rights may be entitled to oversubscription rights, if allowed by our board of directors (see subsection entitled “Oversubscription Rights – Discretionary” below).

Each subscription right granted to you entitles you to receive one membership unit upon payment of $1,000 per membership unit. You will receive a membership certificate representing the membership units that you purchase pursuant to your subscription rights as soon as practicable after the completion of this rights offering.

Reasons for the Rights Offering

The sole purpose of this rights offering is to help finance our plant expansion project. See “Use of Proceeds” and “Plant Expansion Project”. In approving the rights offering, our board of directors carefully evaluated the financing needs for our plant expansion project. This decision was made in consultation with representatives from our primary lender, Union Bank & Trust Company, Lincoln, Nebraska. After considering other possible options, the board of directors determined to proceed with financing a portion of the plant expansion project through a rights offering to our members. Our board also considered and rejected the following options to finance the plant expansion project: (i) obtaining debt financing for all or substantially all of the cost of the project; and (ii) raising equity funds from outside investors.

The plant expansion project could be terminated if we are unable to sell a sufficient number of membership units in this offering. Although the plant expansion project is dependant on our ability to raise sufficient equity financing under this rights offering, the board has not established a minimum number of membership units required to be sold by us in this offering.

Even if we are able to sell all of the offered membership units, we will only be able to use the net proceeds to pay approximately one-third of the base price of our agreement with ICM, Inc., our design-build contractor for the plant expansion. The remainder of the amount due under the design-build contract, along will all necessary ancillary costs related to the project, must be paid for out of our debt financing and available cash resources from our current earnings, if any.

We believe that the rights offering is the best alternative for the raising of equity financing and is in the best interests of Husker Ag and our members. However, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Basic Subscription Rights

With each basic subscription right, you may purchase one membership unit, upon delivery of the required documents and payment of the subscription price to the subscription agent. You may exercise some or all of your basic subscription rights; however, you must exercise all of your basic subscription rights if you wish to purchase membership units under your possible oversubscription rights. We will deliver to the record holders who purchase membership units in this rights offering certificates representing the units purchased with a holder’s basic subscription right as soon as practicable after the completion of this rights offering.

Oversubscription Rights – Discretionary

If any basic subscription rights remain unsubscribed at the expiration of the rights offering, our board of directors may allow oversubscription rights. Our board will make that decision at the end of the initial offering and we will then promptly notify all record holders of the board's decision. This decision will be based on a variety of factors including, but not limited to, the success of the initial rights offering and the time and expense of processing any oversubscription rights. If oversubscription rights are provided by our board, holders of rights who exercise their basic subscription rights in full would have oversubscription rights to the extent of the availability of membership units following exercise of the basic subscription rights.

The oversubscription rights would entitle such rights holders to purchase, also at $1,000 per unit, the membership units remaining available after exercise of the basic subscription rights by the other rights holders. If there are not enough membership units to satisfy all subscriptions made under the oversubscription rights, we will allocate the remaining membership units pro rata, among those oversubscribing rights holders.

The pro rata proportion of each holder exercising oversubscription rights will be determined by a fraction, the numerator of which is the number of membership units owned by the holder (including units to be issued to the holder upon exercise of basic subscription rights), and the denominator of which is the aggregate number of membership units owned by all holders exercising oversubscription rights (including units to be issued to them upon exercise of basic subscription rights).

If there is a pro rata allocation of the membership units subject to oversubscription rights and you receive an allocation of a greater number of membership units than you subscribed for under your oversubscription right, then we will allocate to you only the number of units for which you subscribed. Any remaining membership units will then be allocated among holders who oversubscribed for more than their pro rata portion of the oversubscription membership units in the same manner until all oversubscription units have been allocated.

You must exercise your possible oversubscription rights on the same subscription application and agreement that you make your election under the basic subscription rights. You may only exercise your oversubscription rights if you exercise your basic subscription rights in full.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration date:

•	Your properly completed and executed subscription application and agreement; and

•	Your payment of the total subscription payment due under your exercise of your basic subscription right, which equates to $1,000 per membership unit to be purchased pursuant to your basic subscription rights.

You should deliver your subscription application and agreement and payment to the subscription agent at the address shown under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you are interested in purchasing more than your basic subscription rights (that is, your possible oversubscription rights), you should complete Box #2, on page A-4 of the subscription application and agreement and indicate the total number of membership units you would purchase if oversubscription rights are allowed by our board of directors. Please do not indicate “all membership units available”; you must specify the number of membership units that you would purchase under your oversubscription rights if allowed by our board of directors.

For information on the payment terms related to the exercise of your subscription rights, see the subsections below entitled “Terms of Payment – Basic Subscription Rights” and “Terms of Payment – Oversubscription Rights.”

Terms of Payment – Basic Subscription Rights

You will be required to pay the total subscription price at the time you exercise your basic subscription rights. This payment, which equates to $1,000 for each membership unit that you subscribe for under your basic subscription rights, must be delivered with your subscription materials to the subscription agent by the expiration date of this offering.

Once you send in your initial subscription materials and payment, you cannot revoke the exercise of your subscription rights.

Terms of Payment – Oversubscription Rights

You should not submit payment for your exercise of oversubscription rights with your subscription materials and your payment for your basic subscription rights.

You will not be required to pay for the oversubscription rights that you exercise unless and until we notify you that our board of directors has decided to allow oversubscription rights. In that case, we will inform you of the number of membership units that you were granted for the proper exercise of your oversubscription rights, if any. You will then be required to pay the total subscription price for such additional membership units that you are entitled to purchase. This payment, which equates to $1,000 for each membership unit to be purchased under your oversubscription rights, must be delivered to the subscription agent within 30 days of receiving your oversubscription notice from Husker Ag.

Once you send in your initial subscription materials and payment for the exercise of your basic subscription rights, you cannot revoke the exercise of your oversubscription rights.

Thereafter, if you fail to make the payment for your oversubscription rights in the time period specified in the oversubscription notice, the exercise of your oversubscription rights will be ineffective. Before you exercise your oversubscription rights, please be aware that you will be obligated to pay the oversubscription price if and when you receive an oversubscription notice from our board of directors.

Method of Payment

Your payment of the basic subscription price, as well as any subsequent payment for your oversubscription rights, if any, must be made by check drawn upon a U.S. bank, or U.S. postal or express money order payable to the order of "Union Bank & Trust Company, Subscription Agent for Husker Ag, LLC". If desired, we will provide assistance in a wire transfer of funds to the subscription agent.

Payment will be deemed to have been received by the subscription agent only upon:

•	receipt and clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

•	receipt of good funds via wire transfer to the subscription agent’s account.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, unless otherwise determined by our board of directors you may not sell, give away or otherwise transfer your subscription rights. Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration of the rights offering.

Expiration Date and Extensions

You may exercise your subscription rights at any time before 5:00 p.m., Central Standard Time, on November 30, 2006, the expiration date for the rights offering. For your exercise to be effective, all documents and your payment for your basic subscription rights must be received by the subscription agent by the expiration date. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

We may extend the expiration date for any reason by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will promptly notify our members of the extension.

Termination and Amendment Right

Our board of directors may cancel the rights offering for any reason at any time before the expiration of the subscription period. If we terminate the rights offering, we will promptly notify our members of the termination, and we will promptly thereafter return all subscription payments, without interest.

We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will extend the expiration date and offer all subscribers the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Limitation on Subscription

Our Operating Agreement restricts ownership of membership units by any person to 30% of our outstanding membership units. The calculation of your 30% limitation includes the number of membership units owned by you or your affiliates, as defined in our Operating Agreement. See “Description of Membership Units – Change of Control Limitations – Ownership Limit”.

If the offering is fully subscribed and you only exercise your basic subscription rights, your percentage ownership interest in us will neither increase nor decrease. However, if you exercise your oversubscription rights or if you only exercise your basic subscription rights and the offering is not fully subscribed, your percentage ownership will increase. If you fail to exercise all or a portion of your basic subscription rights and the offering is fully subscribed, your ownership percentage in us will decrease.

Delivery of Subscription Materials and Payments

You should deliver your subscription application and agreement, along with your payment for your basic subscription rights, and the subsequent payment for your oversubscription rights, if any, to the subscription agent by one of the methods described below:

For delivery by mail, hand delivery or overnight courier:

Union Bank & Trust Company

Attn: Corporate Trust Department

6811 South 27th Street

Lincoln, NE 68512

402-323-1353

Your delivery to an address other than the address set forth above will not constitute valid delivery. For assistance in mailing or payment issues, please call Ralene Klostermeyer or Leslie Gibbens at Union Bank & Trust Company at 402-323-1353, or 402-323-1354, respectively.

All documents and your payment for your basic subscription rights must be received by the subscription agent at or prior to the expiration date for your exercise of your basic subscription right to be effective.

No Revocation of Exercised Rights

Once you send in your subscription materials and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, or you later learn information that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional membership units of Husker Ag at a price of $1,000 per unit.

Rights of Subscribers

Your exercise of rights in this rights offering will give you no additional rights as a member of Husker Ag until the membership units you have purchased in the rights offering are issued to you. We will issue certificates representing membership units which were properly exercised and fully paid for in this rights offering as soon as practicable after the completion of the rights offering. See “Description of Membership Units" below for a description of the rights associated with the ownership of our membership units.

You will have no right to revoke your subscriptions after you deliver your completed subscription materials, payment and any other required documents to the subscription agent.

Issuance of Membership Units

Unless we earlier terminate the rights offering, we will issue the membership units which were properly exercised and fully paid for in the rights offering as soon as practicable after the completion of this rights offering. The membership units will be issued effective upon the close of the rights offering and our acceptance of the subscription funds from the subscription agent. Membership certificates evidencing your membership units will be delivered to you promptly thereafter.

Membership Units Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold membership units for the account of others as a nominee holder, you should notify the beneficial owner of such membership units as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription application and agreement and submit them to the subscription agent with the proper payment.

If you are a beneficial owner of our membership units held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase membership units through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Determination of Subscription Price

Our board of directors set all of the terms and conditions of the rights offering. The board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. In establishing the subscription price for this rights offering, our board considered several factors, including strategic alternatives for capital raising, the recent trading price of our membership units traded pursuant to the Husker Ag Trading System, and the need to encourage participation in the rights offering.

After taking into account these factors, our board of directors decided to use the same per unit price that we used in our initial public offering in 2001. This price is a discount to the average price of our membership units that have traded on our Trading System since its commencement in December 2004. The $1,000 per membership unit subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, the future market value of our membership units, or any other established criteria for value. We cannot assure you that you will be able to sell membership units purchased during this offering at a price equal to or greater than the $1,000 per membership unit subscription price.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of Husker Ag or our membership units. See “Risk Factors” and “Dilution”.

Our Decision Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by our board of directors, and its determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your subscription materials or incur any liability for failure to give you that notice.

Number of Membership Units Outstanding After the Rights Offering

As of the record date, August 31, 2006, we had 15,318 membership units outstanding. Assuming we issue all of the membership units offered in the rights offering, 30,636 membership units will be issued and outstanding. This would represent an increase of 100% in the number of outstanding membership units. If you do not fully exercise your subscription rights but others do, the percentage of Husker Ag membership units that you hold will decrease.

Subscription Agent

We have appointed Union Bank & Trust Company to act as subscription agent for this rights offering. The subscription agent’s address and other contact information are as follows:

Union Bank & Trust Company

Attn: Corporate Trust Department

6811 South 27th Street

Lincoln, NE 68512

Ralene Klostermeyer at 402-323-1353; or

Leslie Gibbens at 402-323-1354

ralene.klostermeyer@ubt.com; or leslie.gibbens@ubt.com

You should only contact the subscription agent if you have any questions about the mailing of your subscription materials or payments. Please do not contact the subscription agent for any other questions about this rights offering. You should contact Husker Ag with any questions about the rights offering.

You should deliver your subscription materials and payment of the subscription price to the subscription agent. We will pay all fees and expenses of the subscription agent related to this rights offering. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with the rights offering.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising your subscription rights, or if you would like additional copies of this prospectus, or the instructions, you should contact our controller, Kristine Wacker, at the following address and telephone number:

Husker Ag, LLC

54048 Highway 20

Plainview, NE 68769

(402) 582-4446

kristinew@huskerag.com

PLAN OF DISTRIBUTION

On or about October 27, 2006, we will distribute at no cost the subscription rights and copies of this prospectus to all holders of record of our membership units on August 31, 2006. If you wish to exercise your subscription rights and purchase membership units, you should complete the subscription materials and return them, with your payment for the membership units purchased under your basic subscription rights, to the subscription agent, Union Bank & Trust Company, at the address shown above under the section entitled “The Rights Offering – Delivery of Subscription Materials and Payments.” See, also “The Rights Offering – Exercise of Subscription Rights.”

We are offering our membership units pursuant to this rights offering directly to holders of our membership units on August 31, 2006. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of the subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Some of our directors, officers and employees may communicate with our holders regarding this rights offering, respond to inquiries from our holders or perform certain other ministerial and clerical work involved in this rights offering. No director, officer or employee who is an associated person or a broker or dealer will be permitted to participate in any of these activities or in the actual selling of our membership units under this rights offering.

One of our directors has a relationship to a broker-dealer, and he will not perform any services or otherwise contact any rights holder in connection with this rights offering. We consider each of the other directors, officers and employees not to be brokers under the Securities Exchange Act of 1934 because they have not been, and will not be in the business of effecting transactions in securities for the accounts of others. Their participation in our offering of securities is limited to this transaction, and not part of a general business of effecting securities transactions. Each of these individuals has substantial operational responsibilities. They have not, and will not receive any compensation or commissions on account of their participation in the sales of our securities. We also believe our other directors, officers and employees are not brokers or associated persons of brokers under Rule 3a4-1 of the Exchange Act for the following reasons:

•	Each performs substantial duties for us, and will continue to do so after the offering;

•	Each is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

•	Each will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

•	Each has not been, for the past twelve months, and is not presently an associated person of a broker or dealer; and

•	Each has not participated in the offering of securities for any issuer more than once every 12 months.

We will pay the fees and expenses of Union Bank and Trust Company, as subscription agent, and under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material federal income tax consequences of the rights offering and of the holding and disposing of our membership units after any exercise of the subscription rights offered to our record holders. No information regarding state and local taxes is provided. This discussion focuses on members who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other members subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds.

As a rights holder, you should consult your own tax advisor concerning the impact that your exercise of the subscription rights and subsequent investment in Husker Ag may have on your federal income tax liability and the application of state and local income and other tax laws to your exercise and subsequent investment in Husker Ag.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the existing Treasury Department regulations (“Treasury Regulations”), and administrative rulings and judicial decisions interpreting the Code. Tax legislation may be enacted in the future that will affect us, the subscription rights and/or a member's investment in Husker Ag. Legislative or administrative changes and judicial decisions could modify or significantly change the statements expressed below about the federal income tax consequences of an investment in Husker Ag.

The tax opinion contained in this section and the opinion attached as exhibit 8 to the registration statement constitutes the opinion of our tax counsel, Baird Holm, LLP, regarding the material federal income tax aspects of this rights offering and the material federal income tax consequences of holding and disposing of our membership units. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion.

In the opinion attached as exhibit 8 to the registration statement, our legal counsel has confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding the material federal income tax consequences of this rights offering, including the receipt, exercise and/or expiration of the subscription rights, along with the general material federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law.

Our rights holders are urged to consult their own tax advisors with respect to the particular tax consequences of the rights offering or the related issuance of membership units to such holder.

Subscription Rights

Receipt. As an owner of our membership units on the record date, you will not recognize taxable income in connection with your receipt of subscription rights in the rights offering. The Company will also not recognize taxable income as a result of our issuance of the subscription rights to the record holders.

Tax Basis. The tax basis of the subscription rights received by you will be zero and your overall basis in the Company will remain unchanged during the offering period.

Expiration of the Rights. If you allow the subscription rights to expire, you will not recognize any gain or loss upon the expiration of the rights and no adjustment will be made to the basis of the membership units you hold.

Exercise, Tax Basis in and Holding Period of Membership Units

Neither we nor our record holders will recognize taxable income upon the exercise of your subscription rights. The tax basis of any membership units that you purchase through the rights offering will generally be equal to the price paid for the membership units. The holding period of the membership units purchased through the rights offering will begin on the date that we issue the membership units to you which will be after the closing of this rights offering.

Partnership Tax Status

In the opinion of our tax counsel, assuming we do not elect to be taxed as a corporation and we continue to comply with the procedures and requirements set forth in the section below entitled “Federal Income Tax Considerations – Publicly Traded Partnership Rules,” Husker Ag will continue to be treated as a partnership for federal income tax purposes. Husker Ag has been treated as a partnership for federal income tax purposes since its inception and expects to continue to be taxed as a partnership. This means that we pay no federal income tax and our members pay tax on their share of Husker Ag's net income. Under Treasury Regulations known as the "check-the-box" regulations, an unincorporated entity with more than one member such as a limited liability company will be taxed as a partnership unless the entity is considered a “publicly traded partnership” or the entity affirmatively elects to be taxed as a corporation. We have not elected and do not intend to elect to be taxed as a corporation and will continue to take such steps as are feasible and advisable to avoid classification as a publicly traded partnership.

If we ever fail to qualify for partnership taxation for whatever reason, we would be treated as a "C corporation" for federal income tax purposes. As a C corporation, Husker Ag would be taxed on its taxable income at corporate rates (currently a maximum 35% federal rate), distributions would generally be taxed again to our members as corporate dividends, and the members would not be required or allowed to report their share of Husker Ag's income, gains, losses or deductions on their tax returns. Distributions would not be deductible to us, resulting in double taxation. In addition, because a tax would then be imposed upon Husker Ag as an entity, the cash available for distribution to members would be reduced by the amount of tax paid which could cause a reduction in the value of our membership units.

Publicly Traded Partnership Rules

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. The Code provides that one way a partnership will be deemed a "publicly traded partnership" is if the partnership interests are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent of a secondary market). We have attempted to avoid treatment as a publicly traded partnership by not listing our membership units on any stock exchange or the NASDAQ Stock Market and by prohibiting any transfer of a membership unit without board approval. Our board of directors will only approve transfers that fall within certain safe harbor provisions of the Treasury Regulations, thereby allowing us to avoid publicly traded partnership status.

Among the safe harbor transfers that may be approved by our board are the following: certain “private transfers” (such as gift transfers, transfers at death, transfers between family members, and transfers from retirement plans), qualified redemptions or repurchases, transfers through a qualified matching service, and in limited amounts that satisfy a 2% test.

We have established the Husker Ag Trading System to meet the safe harbor of a qualified matching service. See “Description of Membership Units – Restrictions on Transfer of Membership Units” for additional information on our trading system.

Tax Consequences of Membership Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, as a member of Husker Ag, you will be required to report your share of Husker Ag’s income, gains, losses and deductions on your income tax return without regard to whether you received any cash distributions. As a result, we may allocate income to a member even if he or she has not received a cash distribution.

Treatment of Distributions. Distributions to you generally will not be taxable to you for federal income tax purposes as long as the distributions do not exceed your basis in your membership units immediately before the distribution. Cash distributions in excess of your membership unit basis are treated as gain from the sale or exchange of the membership units.

Basis of Units. Your initial tax basis for any membership units purchased in this rights offering will generally be the amount you paid for the units. That basis will be increased by your share of Husker Ag’s income and by any increases in your share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to you from Husker Ag, by your share of our losses, by any decreases in your share of our nonrecourse liabilities, and by your share of our nondeductible expenditures used in computing taxable income and that are not required to be capitalized.

Limitations on Deductibility of Losses; Passive Loss Limitations. In general, you may deduct losses allocated to you, subject to a number of restrictions. Those restrictions include a general rule that losses cannot be deducted if (1) they exceed your basis in your membership units, or (2) to the extent they exceed your at-risk amount. These specific restrictions are not likely to impact you. However, if Husker Ag incurs a taxable loss or if taxable income is insufficient to cover interest expense on Husker Ag related borrowing, the passive activity loss deduction rules are likely to have widespread effect. Internal Revenue Code Section 469 substantially restricts the ability of taxpayers to deduct losses from passive activities.

Passive activities generally include activities conducted by pass-through entities, such as Husker Ag and other partnerships, limited liability companies or “S” corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible because of these rules may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in Husker Ag to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature; nor do they include farming operations in which the taxpayer is a material participant.

Your ability to deduct any losses we allocate to you is determined by applying the following three limitations dealing with basis, at-risk amounts and passive losses.

(1)	Basis. You may deduct an amount not to exceed your adjusted basis in your units pursuant to Code Section 704(d). If your share of our losses exceeds your basis in your membership units at the end of any taxable year, such excess losses, to the extent they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

(2)	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered “at risk” with respect to that particular activity. The amount you are considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

(3)	Passive Loss Rules. Section 469 of the Code may substantially restrict your ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as our limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature.

For members who borrow money to purchase their membership units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that member’s share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Allocation of Income and Losses. In general, our items of income, gain, loss and deduction will be allocated among the members in accordance with their respective percentage interests in Husker Ag.

Alternative Minimum Tax. Because we intend to continue to adopt accelerated methods of depreciation, it is possible that taxable income for alternative minimum tax purposes might exceed regular taxable income passed through to the members. We cannot guarantee whether you are likely to be adversely affected by such excess alternative minimum taxable income.

Sale of Membership Units

Recognition of Gain or Loss. You will recognize gain or loss on a sale of membership units equal to the difference between the amount realized and your basis in the membership units sold. Amount realized includes cash and the fair market value of other property received plus your share of Husker Ag's nonrecourse liabilities. Because the amount realized includes your share of our nonrecourse liabilities, the gain recognized on the sale of your membership units could result in a tax liability in excess of any cash received from such sale.

Gain or loss recognized by a member on the sale or exchange of a membership unit will generally be a capital gain or loss. Capital gain recognized by an individual on the sale of membership units held for more than one year will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, however, may be deemed ordinary income attributable to unrealized receivables, inventory items and depreciation recapture. Thus, a member may recognize both ordinary income and a capital loss upon a disposition of limited partnership units. Net capital loss may offset capital gains and no more than $3,000 ($1,500 in the case of a married individual filing a separate return) of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

Allocations Between Transferors and Transferees. For purposes of making allocations of profits and losses, and distributions, we use the interim closing of the books method (rather than a daily proration of profit or loss for an entire period) and recognize the transfer as of the first day following the close of a transfer period in which the member complied with all requirements of Article 10 of the Operating Agreement. All distributions on or before the end of the transfer period in which such requirements have been complied with shall be made to the transferor and all distributions thereafter shall be made to the transferee. Our board of directors has the authority to adopt other reasonable methods and/or conventions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts (IRAs) and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a member that is a tax-exempt organization will be unrelated business taxable income and may be taxable to them.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or franchise taxes that may be imposed by the various jurisdictions in which we do business or you have property or in which you are a resident. Although an analysis of the various taxes is not presented here, each member should consider their impact on an investment in us.

DESCRIPTION OF MEMBERSHIP UNITS

Membership Units

Ownership rights in Husker Ag are evidenced by membership units. Each membership unit represents a pro rata ownership interest in Husker Ag's capital, profits, losses and distributions and the right to vote and participate in the management of Husker Ag as provided in the Operating Agreement. There are no limits under the Company’s Articles of Organization or Operating Agreement on the total amount of membership units that our board of directors may issue. Any membership units issued in this offering will have the same rights as the membership units currently issued to existing Husker Ag members.

As explained in greater detail below, distributions are payable at the discretion of our board of directors. Holders of membership units have no conversion, preemptive or other subscription rights, and there are no sinking fund provisions with respect to the membership units. Members have limited redemption rights which are described below. Each outstanding membership unit is entitled to one vote on all matters submitted to a vote of the members except that members are entitled to cumulative voting for the election of directors as described below. Subject to the terms of the Operating Agreement, upon liquidation, dissolution or winding up of the Company, the holders of the Company's membership units are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Except as set forth below, there is no liability for further calls or for assessments by Husker Ag. The membership units have certain transfer restrictions as described below.

Distribution Policy

Distributions are payable at the discretion of our board of directors, subject to the provisions of the Nebraska Limited Liability Company Act and the Company's Operating Agreement. Our board has no obligation to distribute profits, if any, to members. Since the Company's ethanol plant became operational in March 2003, the Company has distributed $1,400 per membership unit to its members. There are no guarantees that there will be distributions in the future and the Company's debt financing instruments for the proposed plant expansion may place additional restrictions on the Company's ability to pay distributions to the Company's members in the future.

Redemption of a Member

A member may request a repurchase of his or her membership units by Husker Ag upon 60 calendar days’ prior written notice to our board of directors. The redemption price would be the “redemption value” of a member's interest in effect as of the date of receipt of the member’s request for redemption. The Operating Agreement gives our board the sole discretion to periodically set the redemption value. Husker Ag is not obligated to repurchase a member's membership units and the Company cannot assure its members that Husker Ag would have sufficient liquidity to agree with any request for redemption, or that our board of directors in its discretion would agree to use Husker Ag’s cash on hand for such purpose. The redemption must be approved by the board, and the redemption must comply with all applicable IRS regulations. Upon any redemption which is approved, the requesting member will receive a payment equal to the redemption value of his or her interest in Husker Ag as of the effective date of the redemption. But, if the remaining members of Husker Ag agree to dissolve Husker Ag, such member will receive his or her share of the assets of Husker Ag instead of a redemption payment. Redemption transfers are subject to a determination by our board that the transfer will not cause Husker Ag to be deemed a publicly traded partnership.

Cumulative Voting of Members

Each membership unit is entitled to one vote per unit except that voting is cumulative in the election of directors. With cumulative voting, each member is entitled to as many votes as the total number of units held of record by such member multiplied by the number of directors to be elected at the meeting. Each member is then entitled to cumulate his or her votes and cast all of them for one nominee or distribute them among any or all of the nominees in such proportion as the member may desire. The nominees receiving the highest number of votes on the foregoing basis, up to the total number of directors to be elected at the meeting, will be elected.

Cumulative voting permits owners holding a minority stake in a company to concentrate their votes in an attempt to secure representation on the board. Husker Ag's board of directors consists of thirteen members, which are divided into three classes of directors, with each class serving staggered three-year terms. As a result, approximately one-third of our board is up for election each year. This classification of directors means that the likelihood that members owning a minority interest in Husker Ag can elect a director by cumulating votes is mathematically reduced.

No Preemptive Rights

The Company's Operating Agreement denies preemptive rights to members of Husker Ag. If the Company decides to issue additional membership units in the future, it could do so without first offering the additional units to its members which would dilute each member's percentage of the total membership interests in Husker Ag. If the Company sells additional membership units, the sale price may be higher or lower than what a member would be paying in this offering and depending on the value of the units at the time of issuance, may dilute the value of each member's membership units. For additional information on the effects of dilution, see “Dilution” above.

Member Liability to Husker Ag

A member’s liability to the Company is limited as set forth in the Operating Agreement, the Nebraska Limited Liability Company Act and other applicable law. A member is not personally liable for any debts or losses of Husker Ag beyond his or her respective capital contributions as set forth in the Operating Agreement, except, if the member receives a distribution made by Husker Ag which is either:

(1)	in violation of the Operating Agreement, or

(2)	made when Husker Ag's liabilities exceed its assets (after giving effect to the distribution).

The member remains liable to Husker Ag for a period of 6 years after such distribution for the amount of the distribution.

Restrictions on Transfer of Membership Units

A member’s ability to transfer his or her membership units is restricted to ensure that Husker Ag is not deemed a “publicly traded partnership” under IRS regulations and thus taxed as a corporation. In accordance with IRS publicly traded partnership regulations, the membership units are not traded on any established securities market. Under the Operating Agreement, no transfers may occur without the approval of our board of directors. The board will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. These include:

(1)	transfers by gift;

(2)	transfers upon the death of a member;

(3)	intra-family transfers; and

(4)	other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding membership units.

In addition, members may transfer their units in accordance with Husker Ag’s Trading System. The Trading System is intended to match a list of interested buyers with a list of interested sellers, along with their non-firm price quotes. The Trading System does not automatically affect matches between potential sellers and buyers, and it is the responsibility of sellers and buyers to contact each other to make a determination as to whether an agreement to transfer Husker Ag membership units may be reached. All transactions must comply with the Husker Ag Trading Systems Rules and Procedures, the Husker Ag Operating Agreement, and are subject to approval by the Husker Ag board of directors. The Husker Ag Trading System Rules and Procedures are available on the Husker Ag website, www.huskerag.com.

Any transfer in violation of the publicly traded partnership requirements or without the prior consent of our board will be null and void.

The following table reflects the average price of all membership units traded in accordance with our Trading System since its commencement on December 1, 2004:

Trimester Period Commencing	Total No. of Units Sold	Average Price Per Unit
4/1/06	120	$3,618.75*
12/1/05	10	$3,000.00
9/1/05	160	$2,407.81
4/1/05	96	$2,261.46
12/1/04	55	$1,636.36

*	– Before the start of the trading period commencing April 1, 2006, Husker Ag publicly announced this rights offering including the ability for the holders of our membership units, after the closing of the trimester, to purchase our membership units pursuant to this rights offering for $1,000 per unit.

On August 16, 2006, our board of directors approved the suspension of the trimester trading period that was to begin September 1, 2006 because of this rights offering. The next regular trimester trading period is scheduled to commence December 1, 2006.

Restrictive Legend on Membership Certificates

The Company places on all membership certificates or any other documents evidencing ownership of Husker Ag's membership units, restrictive legends similar to the following:

The sale, pledge, hypothecation, assignment or transfer of the ownership interest represented by this CERTIFICATE OF OWNERSHIP is subject to the terms and conditions of the Operating Agreement of Husker Ag, LLC, as amended from time to time. Copies of the Operating Agreement may be obtained upon written request to the Board of Directors of Husker Ag, LLC.

Maximum Ownership Percentage

Our Operating Agreement restricts ownership of membership units by any person to 30% of our outstanding membership units. The calculation of your 30% limitation includes the number of membership units owned by you or your affiliates, as defined in our Operating Agreement. The term affiliates includes any other person or entity that directly or indirectly controls, or is controlled by or is under common control with you. The definition of affiliate also generally includes entities in which you are an executive officer, director or manager.

Modification of Member Rights

A member's rights as a member of Husker are set forth in Husker Ag's Articles of Organization and Operating Agreement, the Nebraska Limited Liability Company Act and other applicable law. Amendments to the Operating Agreement may be adopted upon the affirmative vote of two-thirds of the members of our board. The Operating Agreement may also be amended upon an affirmative vote of two-thirds majority in interest of the members. If our board of directors materially modifies or amends the Operating Agreement, the board will send notice to the members of the material change within a reasonable period of time after the effective date of the modification or amendment.

Change of Control Limitations

There are limitations on the acquisition of the Company's membership units and changes in control of Husker Ag. The Operating Agreement contains certain provisions that could delay, defer or prevent a change in control of Husker Ag, including the following:

(1) Ownership Limit. Under the Operating Agreement, no member, together with such member's affiliates, can own more than 30% of the Company's total issued and outstanding membership units. This limitation may have the effect of precluding a change in control of Husker Ag by a third party, even if the change of control would be at a premium price for the members, or otherwise be in their best interests.

(2) Staggered Board. The board of directors consists of thirteen members, which are divided into three classes of directors, with each class serving staggered three-year terms. The classification of our board of directors into three classes will make it more difficult for members to change the composition of our board of directors because only a minority of the Directors can be elected at once. The staggered board could also discourage a third party from attempting to obtain control of Husker Ag, even though this attempt might be beneficial to the members.

(3) Limitations on Amending the Operating Agreement. The Operating Agreement may be amended only upon an affirmative vote of two-thirds of the members of the board of directors, or upon an affirmative vote of two-thirds majority in interest of the members. These supermajority voting requirements for amending the Operating Agreement make it more difficult to change the restrictions noted above which impede or prevent a change of control of Husker Ag.

(4) Restrictions on Calling a Special Meeting of Members. The Operating Agreement permits a special meeting of members to be called by the Chairman of the board, by any three directors or upon written demand by members holding 10% of the Company's outstanding membership units. This requirement may make it more difficult to for members holding small amounts of membership units to effect the call of a special meeting of members.

LEGAL MATTERS

The discussion set forth under the “Material United States Federal Income Tax Considerations” and the validity of the membership units offered hereby will be passed upon for the Company by Baird Holm LLP, Omaha, Nebraska.

EXPERTS

The audited financial statements incorporated by reference herein have been audited by BKD, LLP, independent certified public accountants, as indicated in its report with respect thereto, and are referenced herein in reliance upon the report of BKD, LLP given as experts in accounting and auditing. Effective March 31, 2006, Husker Ag elected not to retain BKD, LLP, as its independent accountants, to audit Husker Ag’s financial statements for the year ending December 31, 2006. During the period of its engagement, there were no disagreements between Husker Ag and BKD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements would have been reportable events.

In 2006, Husker Ag changed independent accountants from BKD, LLP to Eide Bailly LLP. The unaudited financial statements for the quarters ended March 31, 2006 and June 30, 2006 which are incorporated by reference herein have been reviewed by Eide Bailly LLP, independent certified public accountants, and are referenced herein in reliance upon the authority of Eide Bailly LLP as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document that we have filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the Public Reference Room. Most of our filings also are available to you free of charge at the SEC’s website at http://www.sec.gov or through the Company’s website at http://www.huskerag.com.

We have filed a registration statement under the Securities Act with the SEC with respect to the membership units offered by this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the membership units offered by this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed the following documents with the SEC that are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, as amended; and

•	Our Forms 8-K filed with the SEC on January 30, 2006, February 28, 2006, March 29, 2006, March 31, 2006, April 6, 2006, May 8, 2006, May 26, 2006, June, 30, 2006, July 21, 2006, July 31, 2006, August 9, 2006, August 21, 2006, August 22, 2006, and October 12, 2006.

We are not incorporating by reference any of our Forms 8-K to the extent such information is deemed not to be filed with the SEC under applicable rules.

Please note that all other documents and reports filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports and documents.

You may request free copies of any or all of the information that has been incorporated herein by reference by writing or telephoning us at the following address:

Kristine Wacker, Controller

Husker Ag, LLC

54048 Highway 20

Plainview, Nebraska 68769

(402) 582-4446

APPENDIX A

HUSKER AG, LLC

SUBSCRIPTION INSTRUCTIONS AND

SUBSCRIPTION APPLICATION AND AGREEMENT

Subscription Rights and Membership Units

$1,000.00 Per Unit

Instructions to Members

You must complete all items, as applicable, and sign the Subscription Application and Agreement on pages A-4 and A-9 or A-10.

YOU SHOULD READ THE PROSPECTUS IN ITS ENTIRETY INCLUDING THE FINANCIAL STATEMENTS INCORPORATED BY REFERENCE THEREIN AND THE EXHIBITS TO THE REGISTRATION STATEMENT FOR A COMPLETE EXPLANATION OF THE SUBSCRIPTION RIGHTS AND MEMBERSHIP UNITS OF HUSKER AG, LLC (THE “COMPANY”).

YOU MUST COMPLETE THIS AGREEMENT AND SUBMIT THE REQUIRED PAYMENT. IF THE COMPANY REJECTS YOUR APPLICATION OR TERMINATES THE OFFERING, YOUR AGREEMENT AND CHECK WILL BE RETURNED TO YOU PROMPTLY. IF YOUR APPLICATION IS ACCEPTED, YOUR FUNDS WILL BE PLACED IN THE COMPANY’S SUBSCRIPTION ACCOUNT AT UNION BANK & TRUST COMPANY, AND THE FUNDS WILL BE RELEASED TO THE COMPANY OR RETURNED TO YOU IN ACCORDANCE WITH THE ARRANGEMENTS DESCRIBED IN THE PROSPECTUS.

Item 1.	Please confirm that the member name printed on the label placed on page A-3 is correct. Except in the limited circumstances described below in the instructions to Item 3, the form of ownership must be the same as your current ownership of the Company’s Membership Units (as defined below).

Item 2.	Please check the appropriate box or boxes, and complete, date and sign where indicated.

Box #1—Indicate the number of Membership Units (as defined below) you are purchasing, if any, and indicate the dollar amount of your investment.

Box #2—If you agree (by checking Box #1 and submitting full payment) to purchase your full pro rata share of the offered Membership Units, you may indicate the number of additional units you would purchase with your oversubscription rights, if allowed by our Board of Directors. Your ownership interest may not exceed 30% of all of our outstanding Membership Units.

Box #3—Check this box if you choose not to purchase any Membership Units (although you will waive your right to purchase Membership Units, whether or not you check this box, if you do not subscribe and pay for your units before the expiration date of the rights offering).

Item 3.	Please print the name(s) in which Membership Units are to be registered and provide your address and telephone numbers. The Subscription Agreement must be executed by and in the name of the record holder of the Company’s units, as listed on the Company’s membership register and printed on the label affixed under Item 1 on page 3 of this Subscription Agreement.

Unless otherwise determined by the Husker Ag Board of Directors, the only exceptions to this requirement are transfers by operation of law (for example, upon death of the rights holder).

Check the appropriate box if you are a non-resident alien, a U.S. Citizen residing outside the United States or subject to back up withholding. IRAs and KEOGHs should provide the taxpayer identification number of the account and the social security number of the account holder. Trusts should provide their taxpayer identification number. Custodians should provide the minor’s social security number. All individual members should provide their social security number. Other entities should provide their taxpayer identification number.

Item 4.	Annual Report Address. If you would like duplicate copies of annual reports sent to an address that is different than the address identified in Item 3, please complete this section.

Item 5.	Please indicate your state of residence.

Items 6 – Items 8. Please review these items.

Signature Page. You must sign and date on the appropriate page and line.

After following these instructions, return the Subscription Application and Agreement to:

Union Bank & Trust Company

Attn: Corporate Trust Department

6811 South 27th Street

Lincoln, Nebraska 68512

TOGETHER WITH A CHECK FOR THE FULL PAYMENT MADE PAYABLE TO “UNION BANK & TRUST COMPANY – SUBSCRIPTION AGENT FOR HUSKER AG, LLC.”

If you have any questions relating to the Prospectus or this Subscription Application and Agreement, please contact our Controller, Kristine Wacker, at:

Husker Ag, LLC

54048 Highway 20

Plainview, Nebraska 68769

Phone Number: (402) 582-4446

HUSKER AG, LLC

MEMBERSHIP UNITS

SUBSCRIPTION APPLICATION AND AGREEMENT

1.	NAME AND ADDRESS OF MEMBER (per the Company’s records):
(Please make any necessary corrections below and on page A-5)

Note:	Except in limited circumstances described in the instructions to Item 3 on page A-2 above, the name of member and form of ownership should be identical to the current name and form of ownership of the existing record holder. Please contact the Company if you think you qualify to transfer your subscription rights under the limited circumstances described in the instructions to Item 3 above.

2. SUBSCRIPTION INFORMATION. Subject to the thirty percent (30%) ownership limitation set forth in the Operating Agreement and subject to acceptance by the Company, the undersigned hereby subscribes to purchase the number of membership units of the Company (the “Membership Units”) indicated below in accordance with the terms of this Agreement and the Prospectus relating to the Subscription Rights and Membership Units.

[Remainder of page intentionally left blank]

ALL MEMBERS NEED TO COMPLETE THIS PAGE AND THE SIGNATURE PAGE.

(check appropriate box or boxes, complete, date and sign):

Box #1 ☐     I am allowed to purchase up to my pro rata share of the 15,318 offered Membership Units, which is                                  Membership Units. I hereby subscribe to purchase                      Membership Units at $1,000 per unit for an aggregate price of $                                 payable in accordance with the Prospectus by check in United States dollars or by wire transfer to Union Bank & Trust Company. Enclosed is my check for the total purchase price.

Date	Signature

Signature (if more than one)

Box #2 ☐     I have agreed (by checking Box #1) to purchase my full pro rata share of the 15,318 offered Membership Units. If additional units are available after the first round of the rights offering, I offer to purchase additional Membership Units at $1,000 per unit up to a maximum of                      Membership Units for a maximum aggregate price of $                                . As described in the Prospectus, I recognize that this alternative is only available if the Company’s Board of Directors allows oversubscription rights in accordance with its discretion. If oversubscription rights are allowed, I also recognize that the number of Membership Units available to me may be less than the maximum I have offered to purchase. Do not send payment for these additional Membership Units unless and until you are directed to do so by the Company.

Date	Signature

Signature (if more than one)

Box #3 ☐     I do not want to purchase any of the offered Membership Units of Husker Ag, LLC and hereby waive my right to purchase these Membership Units.*

Date	Signature

Signature (if more than one)

*Whether or not members sign this waiver, if they do not subscribe for and pay the required payment for the Membership Units prior to the expiration date of the rights offering, they will have waived their right to purchase any Membership Units in this offering.

THE RIGHTS OFFERING EXPIRES AT 5:00 P.M., CENTRAL TIME,

ON NOVEMBER 30, 2006 (UNLESS EXTENDED BY THE COMPANY)

AND THE UNEXERCISED SUBSCRIPTION RIGHTS ARE VOID

FOR ALL PURPOSES THEREAFTER.

If the Company elects not to accept such subscriptions, or if this offering is withdrawn or terminated by the Company for any reason, the Company will return the funds, if any, received from the undersigned without interest and the undersigned member shall have no further obligation under this Agreement to the Company.

3.	MEMBER INFORMATION

Names and addresses will be recorded exactly as printed below (see page A-3):

Name:

Title (if applicable):

Name of Joint Investor:

Telephone Number(s):

Address:

City State Zip Code

☐	Check box if you are a non-resident alien

☐	Check box if you are a U.S. citizen residing outside of the United States

☐	Check box if you are subject to backup withholding

Investor’s Social Security No.	Joint Investor’s Social Security No.

Taxpayer Identification No.

THE MEMBER NAMED ABOVE, UNDER PENALTIES OF PERJURY, CERTIFIES THAT

(I) THE NUMBER SHOWN UNDER THIS ITEM 3 ON THIS SUBSCRIPTION APPLICATION AND AGREEMENT IS HIS, HER OR ITS CORRECT TAXPAYER IDENTIFICATION NUMBER,

(II) HE, SHE OR IT IS NOT SUBJECT TO BACK UP WITHHOLDING EITHER BECAUSE (A) HE, SHE OR IT IS EXEMPT FROM BACKUP WITHHOLDING, OR (B) HE, SHE OR IT HAS NOT BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT HE, SHE OR IT IS SUBJECT TO BACKUP WITHHOLDING AS A RESULT OF A FAILURE TO REPORT ALL INTEREST OR DIVIDENDS, OR (C) THE INTERNAL REVENUE SERVICE HAS NOTIFIED HIM, HER OR IT THAT HE IS NO LONGER SUBJECT TO BACKUP WITHHOLDING (NOTE: CLAUSE (II) SHOULD BE CROSSED OUT IF THE BOX IN ITEM 3 IS CHECKED)

4.	ANNUAL REPORT ADDRESS (FILL OUT IF YOU WANT DUPLICATE INFORMATION SENT TO ANOTHER ADDRESS THAN THAT LISTED IN ITEM 3 ABOVE)

Address:

City State Zip Code

5.	STATE OF RESIDENCE

6.	REPRESENTATIONS AND WARRANTIES OF THE MEMBER. By signing below the member represents and warrants to the Company that he, she or it:

(i) has received a copy of and is familiar with the Company’s prospectus dated October 25, 2006, and all amendments, modifications or supplements thereto (the “Prospectus”);

(ii) is aware that the Prospectus is a part of the Company’s Registration Statement on Form S-3 as filed with the United States Securities and Exchange Commission, and as amended, that such Registration Statement contains important information, materials and exhibits not included with the Prospectus, that such additional materials are considered to be material or informative in connection with a decision to acquire the Membership Units, and the member has been directed to and has been informed of the existence of such additional information in the Registration Statement;

(iii) understands that there is no present market for the Company’s Membership Units, that the Membership Units will not trade on an exchange or automatic quotation system, that no such market is expected to develop in the future and that there are significant restrictions on the transferability of the Membership Units;

(iv) understands that upon closing the escrow by the Company, the member will be bound by the provisions of the Husker Ag, LLC Operating Agreement which contains, among other things, provisions that restrict the transfer of Membership Units;

(v) understands that the Company will place a restrictive legend on any certificate representing any unit containing substantially the following language:

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE OF OWNERSHIP IS SUBJECT TO THE TERMS AND CONDITIONS OF THE OPERATING AGREEMENT OF HUSKER AG, LLC, AS AMENDED FROM TIME TO TIME. COPIES OF THE OPERATING AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE BOARD OF DIRECTORS OF HUSKER AG, LLC.

and that, to enforce the above legend, the Company may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the Membership Units; and

(vi) if a corporation, partnership or other legal entity, is authorized and otherwise duly qualified to purchase and hold the Membership Units; such entity has its principal place of business as set forth on the signature page hereof and such entity has not been formed for the specific purchase of acquiring Membership Units.

7.	MISCELLANEOUS

(i) The undersigned agrees not to transfer or assign this Agreement, or any of the undersigned’s interest herein, and further agrees that the transfer or assignment of the Membership Units acquired pursuant hereto shall be made only in accordance with the Prospectus and all applicable laws.

(ii) The undersigned agrees that the undersigned may not cancel, terminate, or revoke this Agreement or any agreement of the undersigned made hereunder and that this Agreement shall survive the death or disability of the undersigned and shall be binding upon the undersigned’s heirs, executors, administrators, successors, and assigns.

(iii) Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under federal or state securities laws.

(iv) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(v) This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Nebraska.

(vi) Within five days after receipt of a written request from the Company, the undersigned agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

8.	CIRCULAR 230 DISCLOSURE. TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU HEREBY ARE NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS AGREEMENT AND THE PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE COMPANY; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

FOR MORE INFORMATION AND TO REQUEST ADDITIONAL COPIES

OF THE PROSPECTUS OR ANCILLARY DOCUMENTS,

CONTACT THE COMPANY AT 54048 HIGHWAY 20,

PLAINVIEW, NEBRASKA 68769;

PHONE NUMBER: (402) 582-4446.

[PLEASE COMPLETE THE APPLICABLE SIGNATURE PAGE IN ITS ENTIRETY]

SIGNATURE PAGE

TO THE

SUBSCRIPTION APPLICATION AND AGREEMENT

INDIVIDUAL MEMBER SIGNATURE

(Date)	(Signature of individual investor)

(Signature of joint investor)

PARTNERSHIP, CORPORATE OR OTHER ENTITY MEMBER SIGNATURE

(Date)		(Name of investor)

By:
(Authorized signature)

Its:
(Title)

TRUST MEMBER SIGNATURE

(If there are co-trustees of the trust, all trustees must sign below)

(Date)		(Name of investor)

By:
(Authorized signature(s))

	Its:	Trustee

By:
(Authorized signature(s))

	Its:	Trustee

By:
(Authorized signature(s))

	Its:	Trustee

SUBSCRIPTION ACCEPTED BY HUSKER AG, LLC

By:		Date:	, 2006
Name:
Title: